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                        HOUSTON INDUSTRIES INCORPORATED
                                   EXHIBIT 12
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               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES       Exhibit 12
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

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
                                                                   Twelve Months Ended December 31,
                                                   --------------------------------------------------------------------
                                                      1995          1994          1993            1992          1991
                                                   ---------     ----------    ----------     ----------     ----------
Fixed Charges as Defined:

 (1) Interest on Long-Term Debt . . . . . . .      $  279,491    $  265,494     $  304,462     $  338,771    $  340,810
 (2) Other Interest   . . . . . . . . . . . .          21,586        25,076         15,145         23,323        42,353
 (3) Preferred Dividends Factor of Subsidiary
       (line 12). . . . . . . . . . . . . . .          44,933        51,718         52,399         58,204        67,433
 (4) Interest Component of Rentals Charged to
       Operating Expense  . . . . . . . . . .           3,102         3,951          4,449          5,116         5,943
                                                   ----------     ---------     ----------     ----------    ----------
 (5) Total Fixed Charges  . . . . . . . . . .      $  349,112    $  346,239     $  376,455     $  425,414    $  456,539
                                                   ==========    ==========     ==========     ==========    ==========
Earnings as Defined:

 (6) Income from Continuing Operations
     Before Cumulative Effect of
     Change in Accounting . . . . . . . . . .      $  397,400    $  423,985     $  440,531     $  370,031    $  484,275
 (7) Income Taxes for Continuing Operations
       Before Cumulative Effect of
       Change in Accounting . . . . . . . . .         199,555       230,424        228,863        177,276       224,215
 (8) Fixed Charges (line 5) . . . . . . . . .         349,112       346,239        376,455        425,414       456,539
                                                   ----------    ----------     ----------     ----------    ----------
 (9) Earnings from Continuing Operations
       Before Cumulative Effect of Change
       in Accounting, Income Taxes and Fixed
       Charges  . . . . . . . . . . . . . . .      $  946,067    $1,000,648     $1,045,849     $  972,721    $1,165,029
                                                   ==========    ==========     ==========     ==========    ==========

Preferred Dividends Factor of Subsidiary:

(10) Preferred Stock Dividends of Subsidiary       $   29,955    $   33,583     $   34,473     $   39,327    $   46,187
(11) Ratio of Pre-Tax Income from Continuing
       Operations to Income from Continuing
       Operations (line 6 plus line 7 divided
       by line 6) . . . . . . . . . . . . . .            1.50          1.54           1.52           1.48          1.46
                                                   ----------    ----------     ----------      ---------    ----------
(12) Preferred Dividends Factor of Subsidiary
       (line 10 times line 11). . . . . . . .      $   44,933    $   51,718      $  52,399     $  58,204     $   67,433
                                                   ==========    ==========      =========      =========    ==========

Ratio of Earnings from Continuing Operations
   to Fixed Charges Before Cumulative
   Effect of Change in Accounting
   (line 9 divided by line 5)  . . . . . . . .           2.71          2.89           2.78           2.29          2.55

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